Exhibit 10.2

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

October 27, 2022

Alan Baratz

[*****]

[*****]

Re:    Full-Time Amended and Restated Employment Agreement dated January 1, 2020

WHEREAS:

A.	On or about July 5, 2017, D-Wave Commercial Inc. (the “Company”) and you entered into an employment agreement (the “Original Agreement”);

B.	The Original Agreement has been amended by mutual written consent on a number of occasions, including but not limited to by letter agreements dated July 28, 2017 and April 17, 2019;

C.	On January 1, 2020, the Company and you entered into an amended and restated employment agreement (the “A&R Agreement”);

D.	The Company and you wish to amend the A&R Agreement as set out in this first amendment to the A&R Agreement (the “Amendment”);

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, as well as the covenants and understandings set forth in this Amendment, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	AMENDMENTS

1.1.	Section 3(a) of the A&R Agreement is deleted and replaced with the following:

(a)

Rate of Pay: Effective September 1, 2022, you will be paid an annual base salary of USD$575,000, payable in equal installments on the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Base Salary”).

1.2.	Section 3(b) of the A&R Agreement is deleted and replaced with the following:

(b)

Performance Bonus: You will be eligible to participate in the D-Wave 2022 Bonus Plan and any company-wide performance-based bonus plan in a future year that applies to permanent full-time employees of the Company who are at the level of CEO. Payment of any bonus to you is subject to the terms and conditions of the applicable bonus plan. Effective September 1, 2022, your on-target bonus under the D-Wave 2022 Bonus Plan is 100% of the Base Salary, based on achievement of the corporate objectives under the plan, and your personal objectives set by the board of directors of the Company (the “Board”) in relation to the plan. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives and of your personal objectives is in the sole discretion of the Board.

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

1.3.	Section 8 of the A&R Agreement is deleted and replaced with the following:

8.     Termination

(a)     With Cause: The Company may immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in the state of Florida discharging an employee for cause at common law.

(b)     Without Cause: At any time, the Company may terminate your employment pursuant to your Employment Agreement at its sole discretion for any reason, without Cause, by providing you with twelve (12) months’ Base Salary as a lump sum payment, twelve (12) months Base Salary continuance, or a combination of the two, plus a lump sum target bonus payment which will be equal to 100% of Base Salary, on the express condition that on or about the effective date of any such termination you sign and do not thereafter revoke the Company’s standard form of release of any claims or entitlements from or against the Company arising from or related to your hiring, benefits, employment or the termination of your employment, whether pursuant to statute, contract, tort, common law, or otherwise. By way of example, and for purposes of clarity, the provision of two months Base Salary continuance and ten months Base Salary as a lump sum payment will be in compliance with this Agreement. Base Salary continuance will be on the same schedule as the regular Company payroll. The provision of Base Salary as a lump sum payment, payment of Base Salary continuance, or combination of the two, plus a lump sum target bonus payment which will be equal to 100% of Base Salary, will be in satisfaction of all rights and claims, either under statue or common law, that you may have arising from your employment and the termination of employment.

1.4.	Section 18 of the A&R Agreement is deleted and replaced with the following:

18.     Governing Laws: This Agreement will be construed in accordance with and governed by the laws of the State of Florida (without reference to its conflict of law principals), and the courts of the State of Florida will have exclusive jurisdiction over any dispute arising from or in away way related to this Agreement.

1.5.	Except as expressly set forth in this Amendment, all other terms and conditions of the A&R Agreement will remain in full force and effect without any change.

[Signature page follows]

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first written above.

D-WAVE COMMERCIAL INC.

By:	/s/ John M. Markovich
Name:	JOHN M. MARKOVICH
Title:	CFO

D-WAVE QUANTUM INC.

By:	/s/ Steve West
Name:	STEVE WEST
Title:	Chair of the Board

/s/ Alan Baratz
ALAN BARATZ